Exhibit 10.1

EXECUTION

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of August 25, 2011, by and between CONCEPTUS, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1 DEFINITIONS. All terms used herein that are defined in the UCC, shall have the respective meanings assigned to such terms in the UCC. Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. In addition, as used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Agreement shall have the meaning set forth at the place defined:

“Account Control Agreement” means, with respect to any deposit, investment or securities account, a deposit account control agreement or securities account control agreement, as the case may be, by and among, Borrower, Bank, and the depository institution or securities intermediary at which the account is or will be maintained, in form and substance satisfactory to Bank, which agreement shall provide Bank with a perfected first-priority Lien in such account and shall further provide, among other things, that (a) such depository institution or securities intermediary has no rights of setoff or recoupment or any other claim against such deposit or securities account (except as agreed to by Bank), other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, (b) such depository institution or securities intermediary shall comply with all instructions of Bank without further consent of Borrower, including, without limitation, an instruction by Bank to comply exclusively with instructions of Bank with respect to such account, and (c) such agreement may not be terminated without the prior written consent of Bank.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Adjusted Quick Ratio” means, for any date of determination, the ratio of

(a) the sum (without duplication) of (i) the sum (without duplication) of (A) Borrower’s and its consolidated Subsidiaries’ Cash as of such date, plus (B) Borrower’s and its consolidated Subsidiaries’ unrestricted and unencumbered Cash Equivalents as of such date; provided that the aggregate amount of Cash of Foreign Subsidiaries included in clause (A) above plus the aggregate amount of Foreign Cash Equivalents included in Cash Equivalents in this clause (B) shall not, in any event, exceed the $2,000,000; provided, further, that all such Cash, Cash Equivalents and Foreign Cash Equivalents included in clauses (A) and (B) above, shall be maintained in a deposit account or securities account with Bank or in a deposit account or securities account identified to Bank in writing, with a financial institution or securities intermediary acceptable to Bank, plus (ii) Net Accounts Receivable as of such date, to

(b) the sum (without duplication) of (i) consolidated total current liabilities of Borrower and its Subsidiaries as of such date, plus (ii) all Obligations owing to Bank as of such date, plus (iii) all outstanding Note Debt.

“Affiliate” means any Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity, any Person that controls or is controlled by or is under common control with such Persons or any Affiliate of such Persons and each of such Person’s officers, directors, members, joint venturers or partners.

“Bank Expenses” has the meaning given in Section 7.3.

“Bankruptcy Code” has the meaning given in Section 6.1(f).

“BIA” means Bankruptcy and Insolvency Act (Canada), as amended and in effect from time to time.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

“Cash” means Borrower’s unencumbered and unrestricted cash.

“Cash Equivalents” means:

(i) any readily-marketable securities (A) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (B) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government;

(ii) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” (or the equivalent thereof) from S&P or at least “P-1” (or the equivalent thereof) from Moody’s;

(iii) any commercial paper and variable or fixed rate notes rated at least “A-1” (or the equivalent thereof) by S&P or “P-1” (or the equivalent thereof) by Moody’s issued by an Approved Domestic Bank, or any variable rate note issued by, or guaranteed by, a domestic corporation rated “A-1” (or the equivalent thereof) or better by S&P or “P-1” (or the equivalent thereof) or better by Moody’s;

(iv) any USD-denominated time deposit, insured certificate of deposit, money market account, overnight bank deposit or bankers’ acceptance issued or accepted by (A) Bank or (B) any commercial bank that is (1) organized under the laws of the United States, any state thereof or the District of Columbia, and (2) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) (any such bank described in clauses (A) or (B) being an “Approved Domestic Bank”);

(v) shares of any United States money market fund registered under the Investment Company Act of 1940, that has substantially all of its assets invested continuously in the types of investments referred to in clauses (i), (ii), (iii) or (iv) above with maturities as set forth in the proviso below;

(vi) solely with respect to Borrower’s Foreign Subsidiaries, any USD-denominated and non-USD-denominated (A) time deposit, insured certificate of deposit, or bankers’ acceptance issued or accepted by any commercial bank that is (1) organized under the laws of any member state of the European Union, and whose short-term commercial paper rating from S&P is at least “A-1” (or the equivalent thereof) or from Moody’s is at least “P-1” (or the equivalent thereof); and

(vii) solely with respect to Borrower’s Foreign Subsidiaries, readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of a member nation of the European Union whose legal tender is the Euro and which are denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary organized in such jurisdiction, having one of the three highest ratings from either Moody’s or S&P; provided that the full faith and credit of such member nation of the European Union is pledged in support thereof;

provided, however, that (x) the weighted average maturities of all obligations specified in any of clauses (i), (ii), (iii), (iv), (vi) and (vii) above shall not exceed 365 days, (y) the maturities of all obligations specified in any of clauses (i), (ii), (iii), (vi) and (vii) above shall not exceed 36 months, and (z) the maturities of all obligations in clause (v) shall not exceed 365 days. For the avoidance of doubt, “Cash Equivalents” does not include (and Borrower is prohibited from purchasing or purchasing participations in) any auction rate securities or other corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a Dutch auction.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of Equity Interests of Borrower, representing forty percent (40%) or more of the combined voting power of Borrower’s then outstanding Equity Interests; (b) during any period of twelve (12) consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) Borrower ceases to own and control one hundred percent (100%) of the Equity Interests in each of its Subsidiaries; or (d) an event qualifying as a Fundamental Change, as defined in the Existing Indenture, occurs.

“Closing Date” means the date of this Agreement.

“Collateral” means all assets and properties of Borrower and each Third Party Obligor, now owned or hereafter acquired and wherever located, upon which a Lien is purported to be created by any Security Document, including without limitation all “Collateral”, as that term is defined in the Security Agreement and all Intellectual Property of Borrower and each Third Party Obligor. Notwithstanding the foregoing or any contrary provision herein or in any other Loan Document, Collateral shall not include more than 65% of the Voting Stock of any Excluded Foreign Subsidiary.

“Conceptus SAS” means Conceptus SAS, a société par actions simplifiée, formed and organized under the laws of France.

“Consolidated Net Income (Loss)” means, for any period, the consolidated net income (or loss) of any Person and its consolidated Subsidiaries for such period, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income, but excluding, in any event:

(i) any gains or losses on the sale or other disposition of assets (other than sales of inventory in the ordinary course of business), including Investments, and any taxes on the excluded gains and any tax deductions or credits on account on any excluded losses; and

(ii) net earnings of any Person in which such Person has an ownership interest, unless such net earnings shall have actually been received by such Person in the form of cash distributions.

“Consolidated Total Interest Expense” means with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

“Convertible Notes” means those certain 2.25% Convertible Senior Notes Due 2027, maturing on February 15, 2027, in the original principal amount of $86,250,000 issued under that the Existing Indenture.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Domestic Subsidiary” means, in relation to any Person, any Subsidiary of that Person that is not a Foreign Subsidiary.

“EBITDA” means with respect to any period an amount equal to the sum of (a) Consolidated Net Income of Borrower and its Subsidiaries for such period, plus (b) in each case to the extent deducted in the calculation of Borrower’s Consolidated Net Income and without duplication, (i) depreciation and amortization of property, equipment and intangible assets for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) non-cash stock based compensation expense associated with equity awards accrued during such period, and minus, to the extent added in computing Consolidated Net Income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits) for such period, all as determined in accordance with GAAP.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, membership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership, membership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary that is a controlled foreign corporation (as defined in the IRC) in respect of which either (a) the pledge of all of the voting Equity Interests of such Foreign Subsidiary as Collateral or (b) the guaranteeing by such Foreign Subsidiary of the Obligations of Borrower would result in material adverse tax consequences to Borrower. Notwithstanding the foregoing, however, in no event shall Conceptus SAS or any other Material Subsidiary be deemed to be an Excluded Foreign Subsidiary.

“Existing Indenture” means that certain Indenture, dated as of February 12, 2007 by and between Borrower and Wells Fargo Bank, National Association, as trustee (the “Trustee”) as amended and supplemented by that certain First Supplemental Indenture, dated as of February 12, 2007 by and between Borrower and the Trustee, in each case as in effect on the Closing Date.

“Foreign Cash Equivalents” means Investments of the type described in clauses (vi) and (vii) of the definition of “Cash Equivalents”.

“Foreign Subsidiary” means, in relation to any Person, any Subsidiary of that Person that is organized under the laws of a jurisdiction other than the United States of America or any of the States (or the District of Columbia) thereof.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Indebtedness” of any Person shall mean and include, without duplication, the aggregate amount of (i) all obligations of such Person for borrowed money (including recourse and other obligations to repurchase accounts or chattel paper under factoring, receivables purchase, or similar financing arrangements) or for the deferred purchase price of property or services; (ii) all obligations in respect of surety bonds and letters of credit; (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all capital lease obligations; (v) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed; (vi) all guaranties of such Person of the obligations of another Person; and (vii) net exposure under any interest rate swap, currency swap, forward, cap, floor or other similar contract that is not entered to in connection with a bona fide hedging operation that provides offsetting benefits to such Person, which agreements shall be marked to market on a current basis.

“Insolvency Proceeding” means any corporate action, proceeding or case commenced by or against any Person, under any provisions of the Bankruptcy Code, the BIA, the Winding-up and Restructuring Act (Canada), the Companies’ Creditors Arrangement Act (Canada), or other similar federal, state, foreign or provincial legislation or any other bankruptcy or insolvency law (as amended, collectively, the “Insolvency Laws”), including, but not limited to: (a) bankruptcy, insolvency, debt restructuring, reorganization, readjustment of debt, dissolution, liquidation and other similar proceedings (by way of voluntary arrangement, scheme of arrangement or otherwise); (b) the filing of a proposal or plan of reorganization or arrangement or a notice of intention to file same; (c) assignments for the benefit of creditors; (d) formal or informal moratoria, compositions or extensions with some or all creditors; (e) the appointment of, or commencement of proceedings for the appointment of, a trustee, interim receiver, receiver, receiver and manager, compulsory manager, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official with respect to such Person or all or any substantial part of the assets of any such Person, or any similar relief; (f) any proceeding seeking a reorganization, arrangement or any other relief under any Insolvency Law, and (g) any analogous procedure or step is taken in any jurisdiction.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(iii) Copyrights, Trademarks and Patents;

(iv) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(v) Any and all design rights which may be available to such Person now or hereafter existing, created, acquired or held;

(vi) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(vii) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(viii) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(ix) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Intellectual Property Security Agreement(s)” means, individually, or collectively, the Intellectual Property Security Agreements, executed by and between Bank and, as applicable, Borrower and each Third Party Obligor, as the same may be amended, modified, supplemented, or restated from time to time.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” has the meaning given in Section 1.2(b).

“Lien” means any security, claim, mortgage, deed of trust, levy, charge, pledge, security interest, lien or other encumbrance of any kind in, of, on against any property or the income therefrom, whether voluntarily incurred or arising by operation of law or otherwise, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the UCC or comparable law of any jurisdiction.

“Line of Credit” has the meaning given in Section 1.2(a).

“Line of Credit Maturity Date” means August 25, 2016.

“Line of Credit Note” has the meaning given in Section 1.2(a).

“Loan Documents” means, collectively, this Agreement, the Line of Credit Note, the Security Documents and each other promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank by Borrower or any of its Subsidiaries in connection herewith, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on, or a material impairment of, (i) the business, assets, operations, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower, individually, or Borrower and its Subsidiaries, taken as a whole, or (ii) the prospect of payment or performance by (A) Borrower, (B) any Third Party Obligor that is a Material Subsidiary, or (C) Borrower and the Third Party Obligors, taken as a whole, of its or their respective obligations under any of the Loan Documents, or (iii) the validity or enforceability of the Loan Documents, or (iv) the rights and remedies of Bank under any of the Loan Documents, or (v) Borrower’s or any Third Party Obligor’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Material Subsidiary” means (a) as of the last day of each of Borrower’s fiscal quarters, any of Borrower’s Subsidiaries that has (i) total revenues for the two quarter period ending on such date equal to or greater than 10% of Borrower’s and its consolidated Subsidiaries’ total revenues during such sixth month period or (ii) owns or holds assets as of such date equal to or greater than 10% of Borrower’s and its consolidated Subsidiaries’ total assets as of such date; (b) as of any other Material Subsidiary Assessment Date, any Subsidiary that has, on a pro forma basis, based upon the then-most recently delivered financial statements provided to Bank, and giving effect to such acquisition or creation of a Subsidiary, as though occurring on the first day of the two quarter period ending on the effective date of such delivered financial statements, (i) total revenues during the immediately preceding two quarter period then-most recently ended equal to or greater than 10% of Borrower’s and its consolidated Subsidiaries’ total revenues for such period, or (ii) total assets equal to or greater than 10% of Borrower’s and its consolidated Subsidiaries’ total assets on such date.

“Material Subsidiary Assessment Date” means each of (i) the last day of each of Borrower’s fiscal quarters, (ii) any date on which Borrower or any of its Subsidiaries consummate any Acquisition, or acquire or create any new or additional Subsidiary, and (iii) any date on which Borrower sells, transfers, divests or otherwise disposes of any Subsidiary or all or substantially of the assets of any Subsidiary.

“Maximum Commitment Amount” means Fifty Million Dollars ($50,000,000).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Accounts Receivable” means, at any time, the net amount of Borrower’s trade accounts receivable, created in the ordinary course of business, valued at the invoice amount, less (and net of) all sales, excise or similar taxes, and less (and net of) all returns, discounts, claims, credits and allowances, accrued rebates, credit balances, offsets, deductions, retentions, finance charges, unapplied cash, unbilled amounts, counterclaims, disputes and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed.

“Net Leverage Ratio” means, for any date of determination, the ratio of: (a) (i) consolidated total funded Indebtedness of Borrower and its Subsidiaries of the types described in clauses (i) through (iv) and (vi) (to the extent a guaranty of an Indebtedness of the type described in clauses (i) through (iv)) of the definition of “Indebtedness” on such date, minus (ii) the amount, if any, by which (A) the sum (without duplication) of (1) Borrower’s and its consolidated Subsidiaries’ Cash, as of such date, plus (2) Borrower’s and its consolidated Subsidiaries’ unrestricted and unencumbered Cash Equivalents as of such date; provided that the aggregate amount of Cash of Foreign Subsidiaries included in clause (1) above plus the aggregate amount of Foreign Cash Equivalents included in Cash Equivalents in this clause (2) shall not, in any event, exceed the $2,000,000; provided, further, that all such Cash, Cash Equivalents and Foreign Cash Equivalents included in clauses (1) and (2) above, shall be maintained in a deposit account or securities account with Bank or in a deposit account or securities account identified to Bank in writing, with a financial institution or securities intermediary acceptable to Bank, exceeds (B) Twenty Million Dollars ($20,000,000), to (b) Borrower’s EBITDA for the twelve (12) month period ending on such date.

“Note Debt” means, as of any date of determination, the aggregate outstanding principal amount of all Indebtedness under the Convertible Notes plus all Permitted Refinancing Indebtedness.

“Obligations” means all indebtedness, liabilities, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower or any other Third Party Obligor whether pursuant to this Agreement, the other Loan Documents, any other document, instrument or agreement or otherwise, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding, whether or not allowed, and including any indebtedness, liability, or obligation owing from Borrower or any Third Party Obligor to others that Bank may have obtained or acquired by assignment or otherwise. Notwithstanding the foregoing, however, the Obligations shall not include Indebtedness owing to Bank, if any, in respect of the Convertible Notes or Permitted Refinancing Indebtedness.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Acquisition” means an Investment consisting of an Acquisition by Borrower or any of its Subsidiaries, provided that (a) Borrower shall have given Bank at least fifteen (15) Business Days prior written notice of such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same line of business conducted by Borrower or any of its Subsidiaries as of the Closing Date or a line of business substantially related or incidental thereto, (c) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) Borrower shall have delivered to Bank a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition, Borrower would be in compliance with the financial covenants set forth in Section 4.14 on a Pro Forma Basis, (e) the representations and warranties made by Borrower and each Third Party Obligor in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, (f) the aggregate cash and non-cash consideration (including any assumption of Indebtedness by Borrower or any Subsidiary, deferred purchase price (provided that earn-out or similar payment obligations that are contingent on future performance or revenues, at the time of closing, shall not be counted toward the Acquisition Cap Amount (as defined below) until such amounts become liquidated and payable), and Equity Interests issued) paid or payable by Borrower or its Subsidiaries for all such Acquisitions occurring during the term of this Agreement shall not exceed Ten Million Dollars ($10,000,000) (the “Acquisition Cap Amount”); (g) no Event of Default, or other event or circumstance that with notice or the passage of time could reasonably be expected to result in an Event of Default, shall have occurred, be continuing or would exist after giving effect to any such transaction; (h) such transactions do not result, individually or in the aggregate, in a Change in Control; (i) Borrower is in all cases a surviving or successor entity and any Subsidiary of Borrower that is party to such transaction is the surviving or successor entity; (j) Borrower shall have provided to Bank (1) such financial and other information regarding the Person who is being so acquired, including historical financial statements and a description of such Person, as Bank shall reasonably request, and (2) upon Bank’s request, all documentation (including schedules and exhibits) relating to each such Acquisition (including financial information and analysis, financial projections, environmental assessments and reports, opinions, certificates and lien searches); and (k) any new Subsidiaries shall have complied with Section 1.6 hereof.

“Permitted Consumer Loans” means Investments consisting of cash loans made in the ordinary course of Borrower’s or its Subsidiary’s business, to individual consumers of Borrower’s products under Borrower’s board-approved “Essure FlexPay Plan”, provided that (a) each such loan shall be due and payable in full within twelve (12) months of the date such loan was originally funded, (b) each such loan shall be in a principal amount that is not in excess of $1,500, (c) the aggregate outstanding amount of such loans shall not at any time exceed Three Million Dollars ($3,000,000), and (d) each such loan shall be made in compliance with Borrower’s established credit qualification policies and otherwise in compliance with all applicable laws.

“Permitted Indebtedness” means (i) the liabilities of Borrower to Bank; (ii) Indebtedness of Borrower and its Subsidiaries existing as of the Closing Date and identified on the Schedule; (iii) unsecured indebtedness to trade creditors incurred in the ordinary course of business; (iv) Indebtedness in an aggregate amount not to exceed the Threshold Amount at any time that is secured by Liens permitted under clause (v) of the definition of Permitted Liens; (v) Subordinated Debt approved by Bank in its sole discretion; (vi) unsecured Indebtedness under the Convertible Notes in the maximum aggregate principal amount not to exceed $86,250,000 and Permitted Refinancing Indebtedness, and (vii) Indebtedness consisting of intercompany journal entries made in connection with cost sharing or transfer pricing transactions, provided that all such transactions are cashless.

“Permitted Investments” means:

(i) any Investments existing as of the Closing Date and identified on the Schedule;

(ii) Cash Equivalents and other Investments pursuant to Borrower’s Board of Directors approved investment policy, provided that such policy and any changes or amendments thereto have been approved by Bank;

(iii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(iv) Investments consisting of deposit accounts expressly permitted to be maintained under this Agreement, and, in the case of accounts of Borrower or any Material Subsidiary, in which Bank has a perfected first priority security interest that are subject to an Account Control Agreement in form and substance satisfactory to Bank;

(v) intercompany notes receivable evidencing loans made by a Third Party Obligor to Borrower described on the Schedule or disclosed in writing to Bank;

(vi) intercompany notes receivable evidencing loans made by Borrower to a Subsidiary that is a Third Party Obligor either (a) described on the Schedule or (b) made after the Closing Date in an aggregate amount pursuant to this clause (b), for all Third Party Obligors in an aggregate amount not to exceed the Threshold Amount at any time; provided, that: (A) such Subsidiary shall have executed and delivered to Borrower, prior to any such indebtedness being incurred, a demand note (each, an “Intercompany Note”) to evidence any such intercompany indebtedness owing at any time by such Subsidiary to Borrower, which Intercompany Note shall be in form and substance reasonably satisfactory to Bank and shall be endorsed and pledged and delivered to Bank as additional Collateral for the Obligations; (B) Borrower and such Subsidiary shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Bank; (C) at the time any such intercompany loan or advance is made to such Subsidiary and after giving effect thereto, each of the lending Borrower and such Subsidiary shall be Solvent; and (D) no Event of Default exists or would occur after giving effect to any such proposed intercompany loan;

(vii) intercompany notes receivable evidencing loans made by Borrower to a Subsidiary that is not a Third Party Obligor either (a) described on the Schedule or (b) made after the Closing Date in an aggregate amount pursuant to this clause (b), for all such Subsidiaries in an aggregate amount not to exceed the Threshold Amount at any time, so long as the requirements of clauses (A) through (D) of clause (vi) above are satisfied;

(viii) Investments consisting of intercompany receivables, corresponding to amounts in item (vi) of the definition of Permitted Indebtedness, consisting of intercompany journal entries made in connection with cost sharing or transfer pricing transactions, provided that all such transactions are cashless;

(ix) Permitted Acquisitions; and

(x) Permitted Consumer Loans.

“Permitted Liens” means:

(i) Liens granted to Bank;

(ii) Liens existing as of the Closing Date and identified on the Schedule;

(iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves in accordance with GAAP, provided the same have no priority over any of Bank’s Liens;

(iv) Liens of carriers, warehousemen, suppliers, repairmen or other Persons that are possessory in nature arising in the ordinary course of Borrower’s business so long as such Liens are not delinquent more than sixty (60) days, remain payable without penalty or are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(v) purchase money Liens (a) on equipment acquired by Borrower or its Subsidiaries incurred for financing the acquisition of such equipment, or (b) existing on equipment when acquired, in each case, securing no more than the Threshold Amount in the aggregate amount outstanding at any time, if the Liens are confined to the equipment and the proceeds of the equipment and the funding occurs within ninety (90) days of the acquisition of such equipment;

(vi) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(vii) Liens consisting of deposits to secure payment of workers’ compensation, employment insurance, social security and other like obligations incurred in the ordinary course of business;

(viii) licenses granted in the ordinary course of business for the use of the Intellectual Property of Borrower or its Subsidiaries that are either non-exclusive or that may be exclusive in one or more respects as to a particular field of use, geographic area or limited period of time that do not result in a legal transfer of title to, or all substantial rights in, the licensed property under applicable law; and

(ix) Liens in favor of financial institutions arising in connection with deposit and securities accounts held at such institutions to secured standard fees for deposit services charged by, but not securing Indebtedness to such institutions, provided that, with respect to accounts of Borrower or the Third Party Obligors, Bank has a perfected first-priority security interest in such accounts and the property held in such deposit accounts and an Account Control Agreement, in form satisfactory to Bank, is in effect with respect to such accounts.

“Permitted Refinancing Indebtedness” means Indebtedness of Borrower under convertible notes issued pursuant to an indenture in exchange for, or the net proceeds of which are used substantially concurrent with the incurrence thereof to refinance, prepay, replace or discharge, all of the Indebtedness arising under or in connection with the Convertible Notes, provided that:

(i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the lesser of: (a) the principal amount (or accreted value, if applicable) of the Convertible Notes Indebtedness extended, renewed, refunded, refinanced, prepaid, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, commissions, discounts and expenses, including premiums, incurred in connection therewith), and (b) $90,000,000;

(ii) such Permitted Refinancing Indebtedness: (a) has a final maturity date later than the date that is 91 days after the Line of Credit Maturity Date, (b) has no scheduled payments on or in respect of such Permitted Refinancing Indebtedness (other than interest payments) that are due prior to the date that is 91 days following the Line of Credit Maturity Date, and (c) has no provision for a “put” of, or mandatory redemption or repurchase of, such Permitted Refinancing Indebtedness that is exercisable in the discretion of the holder thereof prior to the date that is that is 91 days following the Line of Credit Maturity Date;

(iii) such Permitted Refinancing Indebtedness shall be unsecured and shall not be subject to any financial covenants;

(iv) such Permitted Refinancing Indebtedness is otherwise subject to, and is issued pursuant to an indenture and such other documents containing, substantially the same terms and conditions as are set forth in the Existing Indenture and the Convertible Notes, other than changes, based on prevailing market conditions, to the interest rate (provided that such rate does not exceed 6% per annum), conversion rate, conversion price, and transaction fees;

(v) no Event of Default shall have occurred and be continuing or would result from the incurrence of such Permitted Refinancing Indebtedness; and

(vi) Bank shall have each received a copy of all the documents relating to such Permitted Refinancing Indebtedness at least two (2) days prior to the funding thereof, together with a Compliance Certificate executed by a Responsible Officer demonstrating compliance with each of the financial covenants in Section 4.14, on a pro forma basis, based upon the then-most recently delivered financial statements provided to Bank, and giving effect to the incurrence of such Permitted Refinancing Indebtedness.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledge Agreement” means a pledge agreement in favor of Bank securing the Obligations, in form and substance satisfactory to Bank.

“Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating any of the financial covenants set forth in Section 4.14 (including any calculation of any such financial covenant(s) in accordance with any other Section of this Agreement), such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which financial statements were required to be delivered pursuant to Section 4.3. In connection with the foregoing, with respect to any Permitted Acquisition, (i) in accordance with any defined terms set forth herein, income statements and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth herein and (B) such items are supported by financial statements or other information reasonably satisfactory to Bank and (ii) in accordance with any defined terms set forth herein, any Indebtedness incurred or assumed by Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction shall be deemed to have been incurred as of the first day of the applicable period.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 4.14 as of the end of the period of the four fiscal quarters most recently ended for which financial statements were required to be delivered pursuant to Section 4.3 after giving effect to the applicable transaction on a Pro Forma Basis.

“Responsible Officer” means the chief executive officer, the president and the chief financial officer of Borrower.

“Restricted Agreement” means any material license or other agreement (other than over-the-counter software that is commercially available to the public) to which Borrower or any Third Party Obligor is a party or under which Borrower or any Third Party Obligor is bound (including licenses and agreements under which Borrower or a Third Party Obligor is the licensee): (a) that prohibits or otherwise restricts Borrower or a Third Party Obligor from granting to Bank a Lien therein, in any of its interest in such license or agreement or any other property (unless such prohibition or restriction is not enforceable under applicable law (including without limitation Sections 9-406, 9-407 and 9-408 of the UCC)), or (b) for which a default under or termination of could interfere with the Bank’s right to use, license, sell or collect any Collateral or otherwise exercise its rights and remedies with respect to the Collateral under the Loan Documents or applicable law.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Schedule” means a Schedule of Exceptions attached hereto, if any, and approved by Bank.

“Security Agreement” has the meaning given in Section 1.5.

“Security Documents” means collectively, the Security Agreement, the Intellectual Property Security Agreements, Pledge Agreements, charges over shares, all financing statements, deeds or mortgages, and other documents, instruments and agreements hereafter delivered to Bank purporting to grant a Lien on any assets or properties of Borrower or any Third Party Obligor to secure the obligations and liabilities under any Loan Document, all as amended, modified, supplemented, extended or restated from time to time.

“Solvent” means, as to any Person at any time, that: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code (or any successor provision) and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction for which such Person’s property would constitute unreasonably small capital.

“Stock” means any shares, securities, stock, options, warrants, general or limited partnership interests, membership units or interests, or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, partnership, joint venture or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“Subordinated Debt” means Indebtedness incurred by Borrower or any Third Party Obligor that is subordinated in writing to the Obligations owing by Borrower or such Third Party Obligor to Bank on terms satisfactory to Bank (and identified as being such by Borrower and Bank), including without limiting the generality of the foregoing, subordination of such Indebtedness in right of payment to the prior payment in full, in cash, of the Obligations, the subordination of the priority of any Lien at any time securing such Indebtedness to Bank’s Lien, and prohibitions on the exercise of any rights or remedies of the holder of such Indebtedness against Borrower or any Third Party Obligor or any of Borrower’s or such Third Party Obligor’s property pursuant to a written subordination agreement executed and delivered by Bank.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more Subsidiaries of such Person.

“Termination Date” means the date on which (i) all of the Obligations arising hereunder or the other Loan Documents (including all principal, interest, fees, costs or other amounts owing under this Agreement and the other Loan Documents but excluding contingent indemnification obligations as to which no claim has been asserted or is known to exist) are fully and finally satisfied, discharged and paid (in cash); (ii) Bank has no further commitment or obligation to make advances, loans or otherwise extend credit or provide financial accommodations to Borrower or any of its Subsidiaries whether under this Agreement or the other Loan Documents; and (iii) Borrower has deposited cash collateral with respect to all contingent Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist), including all contingent reimbursement obligations with respect to Letters of Credit, in amounts and on terms and conditions and with parties satisfactory to Bank.

“Third Party Obligor” means any guarantor of the Obligations.

“Threshold Amount” means Five Hundred Thousand Dollars ($500,000).

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.2 LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time from the Closing Date up to and including the Business Day immediately preceding the Line of Credit Maturity Date, not to exceed at any time the Maximum Commitment Amount (“Line of Credit”), the proceeds of which shall be used exclusively for working capital and Borrower’s general corporate purposes and not for personal, family, household or agricultural purposes. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of the Closing Date, as amended, modified, supplemented, extended, increased or restated from time to time (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Five Million Dollars ($5,000,000). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date subsequent to the Line of Credit Maturity Date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above. On the Line of Credit Maturity Date, all of the advances and other extensions of credit under the Line of Credit and all other amounts owing under the Loan Documents, shall be immediately due and payable, in cash.

(d) Prepayment. Except as provided in the Line of Credit Note, Borrower may prepay principal on the Loan Commitment at any time, in any amount and without penalty.

SECTION 1.3 INTEREST/ FEES.

(a) Interest. The outstanding principal balance of the advances under the Line of Credit and all other amounts owing hereunder shall bear interest, and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in the Line of Credit Note and each other promissory note or other instrument, document or agreement executed in connection herewith or therewith. If any amounts required to be paid by Borrower under this Agreement or the other Loan Documents (including principal or interest, any fees or other amounts) remain unpaid after such amounts are due, upon written notice to Borrower, Borrower shall pay interest on the aggregate, outstanding principal balance hereunder from the date due until such past due amounts are paid in full, at a per annum rate equal to five percent (5%) above the rate of interest from time to time applicable thereto.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby. The amount and date of each loan or advance under this Agreement, the Line of Credit Note or any other Loan Document, its applicable interest rate, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower or any Third Party Obligor of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Agreement or any other Loan Document, when due in accordance with the terms hereof.

(c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one-half of one percent (0.50%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit (with issued and outstanding Letters of Credit considered usage of the Line of Credit), which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the first Business Day of the following quarter.

(d) Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each drawing under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

SECTION 1.4 COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by charging Borrower’s deposit account number 9552701121 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.5 COLLATERAL. As security for all Obligations of Borrower to Bank, Borrower has granted to Bank, and may from time to time hereafter grant to Bank, security interests in the Collateral, including the “Collateral”, as that term is defined in the Security Agreement of even date herewith executed by Borrower in favor of Bank, as amended, modified, supplemented or restated from time to time (the “Security Agreement”), including without limitation all Intellectual Property. All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, fees, costs and expenses (to include all Bank Expenses and other fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.6 GUARANTIES. The payment and performance of all Obligations of Borrower to Bank shall be guaranteed, jointly and severally by all present and future Subsidiaries (other than Excluded Foreign Subsidiaries) which guaranties shall be secured by unconditional, continuing pledges and security interests in and to all of the assets and properties of such Subsidiaries (substantially as described in the Security Agreement), as evidenced by and subject to the terms of guaranties, deeds, debentures, and security agreements in form and substance satisfactory to Bank. Upon the creation or acquisition of any new Subsidiary, Borrower and such new Subsidiary shall: (a) promptly notify Bank of the creation or acquisition of such Subsidiary, (b) take all such action as may be reasonably required by Bank to cause such Subsidiary (other than an Excluded Foreign Subsidiary) to guarantee the Obligations of Borrower and grant such pledges and security interests in all of its properties and assets to secure payment and performance of the Obligations, and (c) take all such action as may be reasonably required by Bank to grant and pledge to Bank a first-priority security interest in the Stock or other Equity Interests of, and any indebtedness owing from, such Subsidiary; provided that, in the case of an Excluded Foreign Subsidiary, such pledge shall not extend to more than 65% of the Voting Stock of such Excluded Foreign Subsidiary. Borrower represents and warrants to Bank that as of the Closing Date Conceptus SAS is Borrower’s only Material Subsidiary.

SECTION 1.7 SUBORDINATION. All indebtedness and other obligations of Borrower to its Subsidiaries and other Affiliates shall be subordinated in right of repayment to all Obligations of Borrower to Bank and all Liens in property of Borrower held by any such Subsidiary or Affiliate shall be subordinated to the Liens of Bank, in each case, as evidenced by and subject to the terms of subordination agreements in form and substance satisfactory to Bank.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the Termination Date.

SECTION 2.1 LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Delaware; each of Borrower’s Subsidiaries is a corporation or limited liability company duly organized and, where applicable, in good standing under the laws of its jurisdiction of formation and organization and Borrower and each of its Subsidiaries is qualified or licensed to do business (and is in good standing as a foreign corporation or entity, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to have a Material Adverse Effect.

SECTION 2.2 AUTHORIZATION AND VALIDITY. Borrower and each Third Party Obligor, as applicable, has full power and authority to execute and deliver this Agreement, the Line of Credit Note, each Security Document, and each other promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith, in each case to which it is a party, and Borrower and each Third Party Obligor has taken all necessary actions to authorize the entry into, performance and delivery of this Agreement and any of the other Loan Documents to which it is a party. The Loan Documents, upon their execution and delivery in accordance with the provisions hereof, will constitute legal, valid and binding agreements and obligations of Borrower and each Third Party Obligor, enforceable in accordance with their respective terms. Borrower and each Third Party Obligor, as applicable, have rights in and the power to transfer the Collateral, and their respective right, title and interest to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Borrower is in possession of and has control over all of its assets and properties, and, without limiting the generality of the foregoing, none of Borrower’s Affiliates is in possession or control of any such assets or property, or collects, services or administers Borrower’s contract rights, accounts receivable or any proceeds thereof. Borrower and each Third Party Obligor are the sole owners of their respective Intellectual Property, except for licenses granted in the ordinary course of business for the use of the Intellectual Property of Borrower or its Subsidiaries that are either non-exclusive or that may be exclusive in one or more respects as to a particular field of use, geographic area or limited period of time that do not result in a legal transfer of title to, or all substantial rights in, the licensed property under applicable law. Each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of Borrower’s or any Third Party Obligor’s Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower or any Third Party Obligor that any part of its Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect.

SECTION 2.3 NO VIOLATION. The execution, delivery and performance by Borrower and each Third Party Obligor of the Loan Documents to which it is a party do not and will not violate or contravene any provision of Borrower’s or any Third Party Obligor’s articles or certificate of incorporation, memorandum of association, bylaws, operating agreement or other constituting or governing documents, in each case, as currently in effect and as amended or restated from time to time. The execution, delivery and performance by Borrower and each Third Party Obligor of the Loan Documents to which it is a party do not and will not violate any provision of any law or regulation or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or any Third Party Obligor is a party or by which Borrower or any Third Party Obligor or their respective properties may be bound.

SECTION 2.4 LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries in excess of the Threshold Amount or that could otherwise reasonably be expected to have a Material Adverse Effect.

SECTION 2.5 CORRECTNESS OF FINANCIAL STATEMENTS; FULL DISCLOSURE.

(a) The annual financial statement of Borrower dated December 31, 2010, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the Closing Date, (i) are accurate, complete and correct in all material respects and present fairly the financial condition of Borrower and its consolidated Subsidiaries, (ii) disclose all liabilities of Borrower and its consolidated Subsidiaries that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (iii) have been prepared in accordance with GAAP consistently applied (except in the case of the interim financial statements for the absence of footnotes and year-end adjustments). Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except for Permitted Liens.

(b) No representation, warranty or other statement in any certificate or written statement given to Bank by or on behalf of Borrower or any of its Subsidiaries, as of the date such representation, warranty, or other statement was made or deemed made and when taken together with all other representations, warranties or other statements, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements, in the light of the circumstances under which they were made, not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

SECTION 2.6 INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its or any Subsidiary’s income tax payable with respect to any year. Borrower and each of its Subsidiaries have timely filed or has obtained extensions for filing all required federal, and all material foreign, state and local, tax returns and reports, and Borrower and each of its Subsidiaries has timely paid all federal and all material foreign, state and local taxes, assessments, deposits and contributions owed by Borrower or such Subsidiary, except as disclosed on the Schedule. Borrower and its Subsidiaries may defer payment of any contested taxes, provided that Borrower or such Subsidiary (a) in good faith contests their obligations to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is not otherwise a Permitted Lien.

SECTION 2.7 NO SUBORDINATION. Except for subordination agreements in favor of Bank, there is no agreement, indenture, contract or instrument to which Borrower or any Third Party Obligor is a party or by which Borrower or any Third Party Obligor may be bound that requires the subordination in right of payment of any of Borrower’s or any Third Party Obligor’s obligations subject to this Agreement or any other Loan Document to any other obligation of Borrower or such Third Party Obligor.

SECTION 2.8 PERMITS, FRANCHISES. Borrower and each of its Subsidiaries possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9 ERISA. Borrower and each Third Party Obligor are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); neither Borrower nor any Third Party Obligor has violated any provision of any defined employee pension benefit plan (as defined in ERISA) subject to Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA and maintained or contributed to by Borrower or a Third Party Obligor (each, a “Plan”); no reportable event (as defined in Section 4043 of ERISA) other than an event in relation to which the requirement to give notice of that event is waived by any regulation has occurred and is continuing with respect to any Plan initiated by Borrower or any Third Party Obligor; Borrower and each Third Party Obligor has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10 OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, in the aggregate, in excess of the Threshold Amount.

SECTION 2.11 REGULATORY COMPLIANCE.

(a) Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries have complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries have violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue their respective businesses as currently conducted.

(b) Borrower and its Subsidiaries are in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001) and the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177) (the “Patriot Act”). No part of the proceeds of the Line of Credit or any other extension of credit from Bank from time to time, will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United Stats Foreign Corrupt Practices Act of 1977, as amended.

(c) Neither Borrower nor any of its Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

SECTION 2.12 ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.13 INVESTMENTS. Neither Borrower nor any of its Subsidiaries owns or holds any Equity Interests or other Investments except for Permitted Investments. Except as set forth on the Schedule, Borrower has no Subsidiaries.

SECTION 2.14 RESTRICTED AGREEMENTS. Except as disclosed on the Schedule or as timely disclosed in writing to Bank pursuant to Section 4.12, neither Borrower nor any Third Party Obligor is a party to, or bound by, any Restricted Agreement.

SECTION 2.15 SOLVENCY. Borrower and each Third Party Obligor is Solvent.

ARTICLE III

CONDITIONS

SECTION 3.1 CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters required as conditions, or incidental, to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following (together with any and all schedules and exhibits), duly executed:

(i) This Agreement, the Line of Credit Note and each other instrument, agreement and document required hereby.

(ii) Certificate of Incumbency.

(iii) Corporate Resolution: Borrowing.

(iv) Security Agreement.

(v) An Intellectual Property Security Agreement from Borrower and each Third Party Obligor.

(vi) (a) Copies of the Certificate of Incorporation of Borrower as in effect on the Closing Date, certified by the Delaware Secretary of State within thirty (30) days of the Closing Date, (b) good standing and status certificates for Borrower issued by the States of Delaware and California as of a date within thirty (30) days prior to the Closing Date, and (c) the bylaws of Borrower certified as being in full force and effect on the Closing Date by a Responsible Officer of Borrower.

(vii) An opinion of counsel to Borrower covering such matters as may be required by Bank.

(viii) Except as expressly provided herein, Account Control Agreements for each account maintained by Borrower or any Third Party Obligor outside of Bank.

(ix) A Perfection Certificate for Borrower.

(x) Such other documents, instruments and agreements as Bank may reasonably require.

(c) Financial Statements. Bank shall have received Borrower’s company-prepared monthly and quarterly financial statements for the month and quarter ending June 30, 2011.

(d) Payment of Fees. Borrower shall have paid to Bank the fees and expenses, including Bank Expenses, then due as specified in the Loan Documents.

(e) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any Third Party Obligor hereunder, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such Third Party Obligor.

(f) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable and additional insured endorsements in favor of Bank, including without limitation, policies of fire and extended coverage insurance covering all real property collateral required hereby, with replacement cost and mortgagee loss payable endorsements, and such policies of insurance against specific hazards affecting any such real property as may be required by governmental regulation or Bank.

(g) Lien Searches. Bank shall have received the results of a recent lien search in the State of Delaware and each of the other jurisdictions where assets of Borrower or Third Party Obligor are located (including the jurisdictions of organization of Borrower’s Subsidiaries, if required), and such search shall reveal no Liens on any of such assets except for Permitted Liens.

(h) Financing Statement. Borrower hereby authorizes Bank to file a UCC National Form Financing Statement, identifying Bank as the secured party, and Borrower as the debtor.

SECTION 3.2 CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true, correct and complete on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) No Material Adverse Effect. Bank shall have determined in its sole discretion that no event or circumstance has occurred or exists that could reasonably be expected to have a Material Adverse Effect.

(c) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until the Termination Date, Borrower shall:

SECTION 4.1 PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2 ACCOUNTING RECORDS. Maintain adequate books and records in accordance with GAAP consistently applied, and permit, and cause each Third Party Obligor to permit, any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and each Third Party Obligor.

SECTION 4.3 FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) as soon as available, but no later than the earlier of (i) five (5) days after filing with the Securities Exchange Commission or (ii) ninety (90) days after the end of each fiscal year of Borrower, Borrower’s Form 10-K and consolidated audited financial statements (to include a balance sheet, income statement, statement of cash flows and footnotes) prepared in accordance with GAAP consistently applied together with an unqualified opinion with respect to the financial statements prepared by an independent certified public accounting firm reasonably acceptable to Bank;

(b) as soon as available, but no later than the earlier of (i) five (5) days after filing with the Securities Exchange Commission or (ii) forty-five (45) days after the end of each fiscal quarter of Borrower, Borrower’s consolidated financial statements (to include a balance sheet, income statement, statement of cash flows) prepared in accordance with GAAP consistently applied (other than being subject to normal year-end adjustments) and Form 10-Q;

(c) as soon as available, but no later than thirty (30) days after the end of each calendar month (including a month coinciding with the end of a fiscal quarter), Borrower’s consolidated company-prepared financial statements for such month (to include a balance sheet, income statement, statement of cash flows) prepared in accordance with GAAP consistently applied (other than being subject to normal year-end adjustments);

(d) as soon as available, but no later than five (5) days after filing with the Securities Exchange Commission, Borrower’s 8-K reports;

(e) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary in excess of the Threshold Amount;

(f) not later than 30 days after and as of the end of each month complete copies of all deposit, investment and securities account statements for all accounts maintained by Borrower and its Subsidiaries;

(g) contemporaneously with each of the annual, quarterly and monthly financial statements of Borrower required hereby, a compliance certificate duly executed by a Responsible Officer of Borrower certifying that (each a “Compliance Certificate”): (i) said financial statements are accurate, complete and correct and fairly present the financial condition of Borrower and its consolidated Subsidiaries as of such date and the results of operations for the periods presented; (ii) the representations and warranties contained herein and in the other Loan Documents remain true and correct in all material respects as of such date (except for those representations and warranties, if any, expressly referring to a specific date which shall remain true, accurate and complete in all material respects as of such date); (iii) Borrower, and each of its Subsidiaries, have timely filed all required tax returns and reports, and Borrower and such Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed, except as otherwise permitted pursuant to the terms of this Agreement; (iv) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank; (v) Borrower is in compliance with all covenants set forth herein, including all financial covenants and ratios (together with supporting detail and worksheets); and (vi) there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default or, if an Event of Default or such condition, act or event existed, describing the nature and period of existence thereof and the action which Borrower proposes to take or has taken with respect thereto. In addition, each compliance certificate delivered with the annual and quarterly financial statements of Borrower required hereby, shall include a certification of a Responsible Officer as to the existence of any new Subsidiaries that are, or any existing Subsidiaries that have become, either a Material Subsidiary or no longer qualify as an Excluded Foreign Subsidiary;

(h) not later than sixty (60) days after the end of each fiscal year, a copy of Borrower’s annual operating forecast, financial projections and budget, which is consistent with what has been provided to and approved by Borrower’s Board of Directors;

(i) promptly, and in any event within thirty (30) days after the end of each fiscal quarter, written notice of any applications or registrations (including the date of such filing and the registration or application numbers) of Intellectual Property filed with the United States Patent and Trademark Office or United States Copyright Office, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of any Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement; and

(j) from time to time such other information as Bank may reasonably request.

Borrower’s reports on Forms 10-K, 10-Q, and 8-K required to be delivered pursuant to this Section 4.3 shall be deemed to have been delivered on the date on which Borrower posts such report or provides a link thereto on Borrower’s website on the Internet; provided, however, that Borrower shall provide paper copies to Bank of the Compliance Certificates required herein.

SECTION 4.4 COMPLIANCE. Preserve and maintain, and cause each Subsidiary to preserve and maintain, all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower or any of its Subsidiaries is organized and/or which govern Borrower’s or such Subsidiaries’ continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower, its Subsidiaries and/or their respective businesses to the extent failure to comply could reasonably be expected to have a Material Adverse Effect.

SECTION 4.5 INSURANCE. Maintain and keep in force, for the Collateral and each business in which Borrower or any of its Subsidiaries is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, commercial general liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect. All property policies shall name Bank as loss payee, pursuant to a lender’s loss payable endorsement. All liability policies shall show, or have endorsements showing, Bank as an additional insured.

SECTION 4.6 FACILITIES. Keep all properties useful or necessary to Borrower’s or any Subsidiary’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7 TAXES AND OTHER LIABILITIES. Pay and discharge, and cause each Third Party Obligor to pay and discharge, when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision in accordance with GAAP.

SECTION 4.8 LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any of its Subsidiaries with respect to which a claim payment could reasonably be expected to exceed the Threshold Amount.

SECTION 4.9 OPERATING ACCOUNTS. Maintain all of Borrower’s, and Borrower’s Subsidiaries’, operating and deposit with Bank and Bank’s Affiliates; maintain Borrower’s, and Borrower’s Subsidiaries’ investment and securities accounts with Bank and Bank’s Affiliates which investment and securities accounts shall represent at least 60% of the value of Borrower’s and such Subsidiaries investment and securities accounts at all financial institutions; and use Bank for Borrower’s primary cash and treasury management requirements.

SECTION 4.10 NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or any Third Party Obligor; (c) the occurrence and nature of any reportable event (as defined in Section 4043 of ERISA) other than an event in relation to which the requirement to give notice of that event is waived by both final and proposed regulation or non-exempt prohibited transaction (within the meaning of Section 406 of ERISA), or any failure to maintain the minimum funding standard with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s or any Third Party Obligor’s property in excess of the Threshold Amount.

SECTION 4.11 INTELLECTUAL PROPERTY. (a) Protect, defend and maintain the validity and enforceability of Borrower’s and each of its Subsidiaries’ Intellectual Property except where Borrower, in the exercise of its business judgment, deems it commercially reasonable not to do so; (b) promptly advise Bank in writing of known infringements of its or any of its Subsidiaries’ Intellectual Property that could reasonably be expected to have a Material Adverse Effect; and (c) not allow any Intellectual Property material to Borrower’s or any Subsidiary’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

SECTION 4.12 RESTRICTED AGREEMENTS. Prior to entering into or becoming bound by any Restricted Agreement, Borrower shall, and shall cause each Third Party Obligor to: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s or such Third Party Obligor’s business and financial condition; and (ii) if requested by Bank, obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for Borrower’s or such Third Party Obligor’s interest in such Restricted Agreement and the rights and benefits thereunder to be deemed Collateral and for Bank to have a first-priority security interest in such Restricted Agreement and the rights and benefits thereunder, and to have the power to exercise rights thereunder and to assign such Restricted Agreement and rights in connection with an enforcement of remedies under the Loan Documents, that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future.

SECTION 4.13 PERMITS, FRANCHISES. Possess, and cause each Subsidiary to possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, and fictitious names, if any, necessary to enable Borrower and its Subsidiaries to conduct the business in which it is now engaged in compliance with applicable law, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.14 FINANCIAL CONDITION. At all times maintain Borrower’s financial condition as follows using GAAP consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower’s financial statements for the period ending August 31, 2011 (except as noted in Section 14.4(c) below) or based on any other information available to Bank:

(a) Maximum Net Leverage Ratio. As of the last day of each month, a Net Leverage Ratio that is less than 1.50 to 1.00.

(b) Minimum Adjusted Quick Ratio. At all times, but measured as of the last day of each month, an Adjusted Quick Ratio that is greater than: (i) 1.00 to 1.00 from the Closing Date through March 30, 2012, and (ii) thereafter, the applicable Minimum AQR Amount set forth in the chart set forth below for the applicable Minimum AQR Amount Effective Period.

The Minimum AQR Amounts will be adjusted quarterly, on the last day of each quarter, on a prospective basis, beginning with the fiscal quarter ending as of March 31, 2012 (each an “Determination Date”), by reference to the following charts, once established, such Minimum AQR Amount shall remain in effect until the day prior to the next Determination Date (such period, the “Minimum AQR Effective Period”).

	Minimum AQR Amount Effective Period	Minimum AQR Amount
Determination Date		If Note Debt on Determination Date is ≤ $21,562,500. . .	If Note Debt on Determination Date is > $21,562,500. . .
March 31, 2012	March 31, 2012 to June 29, 2012	1.05 to 1.00	1.00 to 1.00
June 30, 2012	June 30, 2012 to September 29, 2012	1.10 to 1.00	1.00 to 1.00
September 30, 2012	September 30, 2012 to December 30, 2012	1.15 to 1.00	1.00 to 1.00
December 31, 2012	December 31, 2012 to March 30, 2013	1.25 to 1.00	1.05 to 1.00
March 31, 2013	March 31, 2013 to June 29, 2013	1.25 to 1.00	1.15 to 1.00
June 30, 2013	June 30, 2013 and all times thereafter	1.25 to 1.00	1.25 to 1.00

(c) Pre-Tax Profitability. As of the last day of each fiscal quarter, commencing with September 30, 2011, for the period of four (4) consecutive fiscal quarters then ended, Consolidated Net Income (before provision for or benefit of income taxes) of at least One Dollar ($1.00).

SECTION 4.15 AUDITS. Permit Bank to audit the Collateral and inspect Borrower’s Books, at Borrower’s sole cost and expense, at least once per year, or more frequently if an Event of Default has occurred and is continuing.

SECTION 4.16 POST-CLOSING MATTERS.

(a) Borrower shall deliver to Bank, within sixty (60) days after the Closing Date, a Pledge Agreement, a securities account pledge agreement (convention de nantissement de compte-titres), a statement of pledge (déclaration de nantissement de compte-titres), a certificate of perfection of pledge (attestation de constitution de nantissement); a certificate relating to pledged bank account, and such other documents, instruments, agreements and certificates as Bank may require to provide Bank with a first-priority Lien enforceable under French law, with respect to 100% of the Equity Interests in Conceptus SAS (including 100% of the Voting Stock in Conceptus SAS), together with (A) evidence satisfactory to Bank that all other actions (including actions under the local law of the jurisdictions of organization of such Subsidiary) necessary or in the opinion of Bank appropriate to perfect and protect the first priority-Lien created by such Pledge Agreement have been taken, and (B) such opinions of counsel with respect to such Pledge Agreement and other documents, instruments and agreements as Bank may require;

(b) Borrower shall use its best efforts to deliver to Bank, within sixty (60) days after the Closing Date, an Agreement and Acknowledgment of Security Interest duly executed by Borrower and the lessor or Borrower’s headquarters in Mountain View, California, and a Notice of Security Interest, or other form of bailee waiver satisfactory to Bank, duly executed by Borrower and the bailee referenced the Schedule at the logistics facility used by Borrower in Memphis, Tennessee, in each case in form and substance satisfactory to Bank.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, and until the Termination Date, Borrower will not, and will not permit any of its Subsidiaries to:

SECTION 5.1 USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2 CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of: (a) Eight Million Dollars ($8,000,000) during any fiscal year through fiscal year 2014, and (b) Nine Million Dollars ($9,000,000) during fiscal year from and after fiscal year 2015.

SECTION 5.3 OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any Indebtedness, except Permitted Indebtedness.

SECTION 5.4 MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity (provided that a Subsidiary may merge with and into another Subsidiary); engage in any business other than the businesses of Borrower and its Subsidiaries as conducted as of the Closing Date or businesses reasonably related or incidental thereto; acquire all or substantially all of the assets of any other entity; nor convey, sell, lease, transfer or otherwise dispose (each, a “Transfer”) of all or any portion of Borrower’s or any Subsidiary’s business or assets except for Transfers: (a) of inventory in the ordinary course of business; (b) of licenses for the use of the Intellectual Property of Borrower or its Subsidiaries in the ordinary course of business that are either non-exclusive or that may be exclusive in one or more respects as to a particular field of use, geographic area or limited period of time that do not result in a legal transfer of title to or all substantial rights in the licensed property under applicable law; (c) that are Permitted Liens or Permitted Investments; or (d) of worn out, unneeded or obsolete equipment to non-Affiliated third parties with a value not to exceed the Threshold Amount in any calendar year.

SECTION 5.5 GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any of its Subsidiaries as security for, any liabilities or obligations of any other Person or entity, except for (i) Permitted Liens, and (ii) guaranties of Permitted Indebtedness.

SECTION 5.6 LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or Investments in any Person or entity, except Permitted Investments.

SECTION 5.7 DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding.

SECTION 5.8 ENCUMBRANCES. Mortgage, pledge, grant or permit to exist a Lien upon, all or any portion of Borrower’s or any of its Subsidiaries’ assets now owned or hereafter acquired, except Permitted Liens.

SECTION 5.9 AGREEMENTS NOT TO ENCUMBER. Agree with any Person other than Bank not to grant or allow to exist a Lien upon any of its, or covenant to any other Person that Borrower, or any Subsidiary of Borrower, in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s or such Subsidiary’s property, or permit any Subsidiary to do so, except with respect to Equipment in connection with capital leases and purchase money Liens permitted pursuant to clause (v) of the definition of Permitted Liens.

SECTION 5.10 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

SECTION 5.11 COMPLIANCE. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its or their important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any credit extension for that purpose; fail to meet the minimum funding requirements of ERISA with respect to any Plan, permit a reportable event (as defined in Section 4043 of ERISA) other than an event in relation to which the requirement to give notice of that event is waived by any regulation or non-exempt prohibited transaction (within the meaning of Section 406 of ERISA), to occur with respect to any Plan; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the failure to comply or violation could reasonably be expected to have a Material Adverse Effect, or permit any Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any Plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency that could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1 The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay: (i) when and as required to be paid hereunder or under any other Loan Document, any amount of principal or interest; or (ii) within three (3) Business Days after the same becomes due, any fees or other amounts payable hereunder or under any of the other Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower, any Third Party Obligor or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made or deemed made.

(c) (i) Any default in the performance of or compliance with Sections 4.3, 4.5, 4.7, 4.10, 4.12, 4.14, 4.15 or 4.16 or any section of Article V hereof, or (ii) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a), (b) or (c)(i) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of ten (10) calendar days from its occurrence; provided, however, if such default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed twenty (20) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants, financial reporting covenants or any other covenants set forth in clause (i) above;

(d) Any default in the payment or performance of any Indebtedness in excess of the Threshold Amount, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower or any Third Party Obligor has incurred any Indebtedness in excess of the Threshold Amount to any Person, including Bank, which defined event of default gives the holder of such Indebtedness the right to accelerate the maturity of such Indebtedness.

(e) The filing of a notice of judgment lien against Borrower or any Third Party Obligor which lien is not released within ten (10) days of filing; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property which recording is not released within ten (10) days of filing; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor which levy or writ is not released or vacated within ten (10) days; or the entry of a judgment against Borrower or any Third Party Obligor; provided that the entry of a judgment or judgments for the payment of money shall not be an Event of Default hereunder unless such judgment or judgments are in an amount, individually or in the aggregate, in excess of the Threshold Amount and remain unsatisfied and unstayed for a period of ten (10) days or more after the entry thereof.

(f) (i) Borrower, any of its Subsidiaries or any Third Party Obligor shall cease to be Solvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; (ii) Borrower, any of its Subsidiaries or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; (iii) any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, any of its Subsidiaries or any Third Party Obligor, and the same is not dismissed or stayed within thirty (30) days (provided that no credit extensions will be made prior to the dismissal of such proceeding); (iv) Borrower, any of its Subsidiaries or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower, any of its Subsidiaries or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower, any of its Subsidiaries or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors; or (v) Borrower or any Third Party Obligor shall dissolve or be liquidated (except that a Subsidiary of Borrower may merge into Borrower or another Subsidiary).

(g) There shall exist or occur any event or condition that Bank in good faith believes impairs, or is substantially to impair, the prospect of payment or performance by (i) Borrower, (ii) any Third Party Obligor that is a Material Subsidiary, or (iii) Borrower and the Third Party Obligors, taken as a whole, of its or their respective obligations under any of the Loan Documents.

(h) A Change in Control shall occur or there shall occur a change in Borrower’s chief executive officer; and such chief executive officer is not replaced with a person acceptable to Borrower’s board of directors within ninety (90) days.

(i) The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank’s prior written consent, of all or any part of or interest in any Intellectual Property of Borrower or its Subsidiaries other than Transfers permitted pursuant to Section 5.4.

SECTION 6.2 REMEDIES. Upon the occurrence of any Event of Default: (a) all Obligations, including all Indebtedness hereunder and under each of the other Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for the Obligations and any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1 NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2 NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	CONCEPTUS, INC.
311 East Evelyn Ave.
Mountain View, CA 94041
Attn: Chief Financial Officer
Fax: (650) 627-4748

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
400 Hamilton Avenue, Suite 210
MAC A0429-020
Palo Alto, CA 94301
Attn: Loan Team Manager
Fax: (650) 855-6638

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3 COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, fees charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof (including audit and inspection fees and expenses), and the preparation of any amendments, modifications, extensions or waivers of, or consents relating to, the provisions hereof or thereof, (b) the enforcement or protection of Bank’s rights (including without limitation, all expenses incurred during any Insolvency Proceeding, workout or restructuring, or negotiations in connection with the foregoing) under any of the Loan Documents or otherwise, and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other Person) relating to Borrower or any other Person or entity Person or entity or Bank’s ability to exercise any of its rights or remedies with respect thereto (collectively, the “Bank Expenses”).

SECTION 7.4 SUCCESSORS, ASSIGNMENT. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder or thereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any Collateral.

SECTION 7.5 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6 NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7 TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8 SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 7.11 ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 7.12 TREATMENT OF CONFIDENTIAL INFORMATION.

Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process;

(d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its related parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the transactions hereunder; (h) with the consent of Borrower; (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Bank, or any of its respective Affiliates on a nonconfidential basis from a source other than Borrower; or (j) to Bank’s professional advisors to the foregoing, including attorneys, accountants or auditors, or others subject to a similar duty of confidentiality.

For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Bank on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

CONCEPTUS, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Gregory E. Lichtwardt	By:	/s/ Samuel Thompson
Name:	Gregory E. Lichtwardt	Name:	Samuel Thompson
Title:	Executive Vice President, Operations, Treasurer, Assistant Secretary and Chief Financial Officer	Title:	Vice President

[Signature Page to Credit Agreement]